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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                        Commission File Number: 001-09647


                            JAN BELL MARKETING, INC.
                 ----------------------------------------------
             (Exact name of registrant as specified in its charter)


                              14051 NW 14TH STREET
                             SUNRISE, FLORIDA 33323
                                 (954) 846-2719
                 ----------------------------------------------
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)


                       WARRANTS TO PURCHASE COMMON SHARES
                  ---------------------------------------------
            (Title of each class of securities covered by this Form)


                         COMMON STOCK, $.0001 PAR VALUE
                        RIGHTS TO PURCHASE COMMON SHARES
                   -------------------------------------------
                 (Titles of all other classes of securities for
               which a duty to file reports under Section 13(a) or
                                 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to files reports:

                  Rule 12g-4(a)(1)(i)       [X]
                  Rule 12h-3(b)(1)(i)       [X]

Approximate number of holders of record as of the certificate or notice date: 0

Pursuant to the requirements of the Securities Exchange Act of 1934, Jan Bell Marketing, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:    January 8, 1999                    JAN BELL MARKETING, INC.

                                             BY: /s/ Richard Bowers
                                                --------------------------------
                                                Richard Bowers